Exhibit 15.1

[Letterhead of Deloitte & Touche LLP, Atlanta, Georgia]

August 9, 2004

Delta Air Lines, Inc.

Atlanta, Georgia

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, and have issued our report dated May 10, 2004, and for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 9, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, are being incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-115206 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP